                                                                    EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT

The Board of Directors and Stockholders
Fritz Companies, Inc.:

     We consent to incorporation by reference in the registration statements (No. 33-78472), (No. 33-57238), (No. 33-93070), (No. 333-15921) and (No.
333-07639) on Forms S-8 and (No. 33-70674) on Form S-4 of Fritz Companies, Inc. of our report dated June 30, 1998 relating to the consolidated balance sheets of Fritz Companies, Inc. and subsidiaries as of May 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended May 31, 1998, and the related schedule, which report appears in the May 31, 1998 annual report on Form 10-K of Fritz Companies, Inc.

KPMG Peat Marwick LLP
San Francisco, California
July 17, 1998